Exhibit 25

Consent of Independent Petroleum Engineer

We hereby consent to the references to our firm in this Form 8-K/A of Hawker Energy, Inc. to our estimates of reserves and value of reserves and our report on reserves as of December 31, 2014 for the Tapia Canyon and Eureka oil fields dated February 23, 2015, prepared for Hawker Energy, Inc.  We also consent to the inclusion of our report as of December 31, 2014 as an exhibit included in this Form 8-K/A.

/s/ Reed W. Ferrill & Associates, Inc.
Golden, Colorado
June 17, 2015